Exhibit 8.1

OPINION OF SOUZA, CESCON AVEDISSIAN, BARRIEU & FLESCH ADVOGADOS, BRAZILIAN COUNSEL TO THE REGISTRANT, AS TO BRAZILIAN TAX CONSEQUENCES
OF THE EXCHANGE OFFER

Re.: 12210/07

December 28, 2007

Cosan Limited
Av. Juscelino Kubitschek, 1726 – 6th floor
São Paulo, SP 04543-000, Brazil

Ladies and Gentlemen:

We have acted as special Brazilian tax counsel to Cosan Limited, a corporation incorporated under the laws of Bermuda (the “Company”), in connection with the preparation and filing of its Registration Statement on Form F-4 dated December 28, 2007 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussions under the captions “Questions and Answers about the Exchange Offer”, “Risk Factors - The exchange offer could be viewed by Brazilian tax authorities as a taxable event” and “Taxation—Brazilian Tax Consequences” in the Registration Statement, with respect to Brazilian tax legal matters and subject to the conditions and limitations described therein, set forth our opinion with respect to the material Brazilian tax considerations applicable generally to the exchange of Cosan shares (as that term is defined in the Registration Statement) pursuant to the exchange offer.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Taxation— Brazilian Tax Consequences” in the Registration Statement.

Very truly yours,

/s/ Alexandre Barreto
Souza, Cescon Avedissian, Barrieu e Flesch
A d v o g a d o s